Exhibit 99.1

GAIAM Reports Third Quarter 2015 Results

- Net Revenue Increased 24% to $51.3 Million -

BOULDER, CO, November 5, 2015 — GAIAM, Inc. (NASDAQ: GAIA), a leading lifestyle company for yoga, fitness and wellness products and conscious content, reported financial results for the third quarter ended September 30, 2015.

2015 Financial Highlights vs. Prior Year

•	Third quarter net revenue increased organically 24% to $51.3 million

•	Third quarter income from operations improved by $5.2 million

•	Year-to-date net cash flows from operating activities improved $19.4 million

•	Balance sheet at quarter end had $20.1 million of cash with no debt

“We continue to execute our vision to make yoga, fitness and wellness accessible to everyone,” said Lynn Powers, CEO of GAIAM. “Our exclusive Kohl’s apparel line drove our strong third quarter performance and the rollout continues to exceed our expectations. Excluding these incremental sales along with sales to our largest customer, revenue from our top 25 customers increased 10%, demonstrating the strength of our brands beyond apparel.

“The positive momentum in our business is expected to continue as we add over 1,000 store-within-store locations in the fourth quarter, including Bed Bath & Beyond. With our largest account back in stock, the strong demand for our wellness products and continued strong sell-through at our retail accounts, we are well-positioned to drive sustained growth in 2015 and beyond.”

Third Quarter 2015 Financial Results

Net revenue in the third quarter of 2015 increased 24% to $51.3 million compared to $41.3 million in the same year-ago quarter. GAIAM Brand net revenue in the third quarter increased 24% to $47.8 million compared to the year-ago quarter. Excluding planned declines in catalog sales, GAIAM Brand net revenue in the third quarter increased 29% to $46.4 million. GAIAM TV net revenue increased 37% to $3.5 million in the third quarter of 2015.

Gross profit in the third quarter of 2015 increased 21% to $21.9 million compared to $18.0 million in the year-ago quarter. As a percentage of net revenue, gross profit was 42.6% compared to 43.7% in the year-ago quarter due to apparel having lower gross margins than the legacy brand business.

Operating expenses in the third quarter of 2015 decreased 7% to $18.6 million compared to $19.9 million in the year-ago quarter. As a percentage of net revenue, operating expenses declined significantly to 36.3% compared to 48.3% in the year-ago quarter due to a reduction of marketing expenses in GAIAM TV and the improvement in operating leverage from the strong revenue increase.

Income from operations in the third quarter improved $5.2 million to $3.2 million compared to a loss from operations of $1.9 million in the year-ago quarter. In the GAIAM TV segment, income from operations was $0.2 million compared to a loss from operations of $2.3 million in the year-ago quarter.

Net income from continuing operations for the third quarter was $1.9 million or $0.08 per share, compared to a loss of $2.9 million or $(0.12) per share in the year-ago quarter.

During the third quarter of 2015, the company recognized $10.7 million, or $(0.44) per share, in costs associated with the Cinedigm arbitration and settlement, including a non-cash charge of $7.3 million for the working capital receivable due from Cinedigm. This resulted in a net loss for the third quarter of $8.8 million or $(0.36) per share, compared to a net loss of $3.0 million or $(0.12) per share in the year-ago quarter. The company entered into the settlement to eliminate the uncertainty and risk inherent in any litigation, significantly reduce the professional fees and costs that the litigation would require, and significantly reduce the distraction imposed by the process on management. The company believes it has adequately accrued for the pending arbitration and does not expect any material additional settlements beyond the current estimate.

At September 30, 2015, cash totaled $20.1 million compared to $15.8 million at December 31, 2014. The company continues to carry no debt. The $19.4 million year-to-date net improvement in cash flows from operating activities was the result of a $23.3 million improvement from continuing operations offset by a $3.9 million reduction from discontinued operations.

GAIAM Chairman Jirka Rysavy stated: “We are pleased with our 24% increase in revenue and the significant improvement in operating income and cash flows. As planned, our GAIAM TV segment operated profitably during the third quarter, which provides a glimpse into the underlying profitability of our Brand segment.”

GAIAM TV was recently asked to become partners with Apple TV and an additional top-tier distribution platform. GAIAM TV has decided to accelerate its name change and rebranding to “Gaia” into the fourth quarter from 2016 and delay the timing of the spin-off. The new Gaia branding premiered last week on Apple TV. GAIAM TV is also implementing closed captioning of its titles during the fourth quarter in preparation for the launch on the new platforms, as well as a base for translation into various languages. The rebranded Gaia website will be launching later this month under the URL www.gaia.com.

GAIAM believes that it has substantially completed the regulatory filings and related steps required prior to the spin-off transaction, and GAIAM TV is in the process of NASDAQ registration in anticipation of the spin-off. The company may at any time and for any reason until the proposed spin-off is complete, abandon, modify, or change the terms of its contemplated spin-off.

Conference Call

GAIAM is hosting a conference call today, November 5, 2015, beginning at 4:30 p.m. ET (2:30 p.m. MT). The conference call dial-in numbers are (877) 718-5098 or (719) 325-4772 for international callers, passcode 1041654. Questions will be reserved for analysts and investors. If you have any difficulty connecting with the conference call, please contact Liolios at (949) 574-3860. Following the completion of today’s conference call, a replay will be available until November 19, 2015 by dialing (877) 870-5176 or (858) 384-5517 for international callers, passcode 1041654.

About GAIAM

GAIAM, Inc. (NASDAQ: GAIA) is a leading lifestyle company for yoga, fitness and wellness products and content. With a wide distribution network that consists of approximately 38,000 retail doors, 18,000 store within stores, 5,000 category management locations, and e-commerce, GAIAM is dedicated to making yoga, fitness and wellness accessible to all. GAIAM TV is a global digital video streaming service that provides curated conscious media content to its subscribers in over 100 countries. Over 90% of its 7,000 titles are available for streaming exclusively on GAIAM TV through almost any device connected to the Internet. GAIAM dominates the health and wellness category and owns the largest library of conscious media. For more information about GAIAM, please visit www.gaiam.com or call 1.800.869.3603.

Forward-Looking Statements

This press release includes forward-looking statements relating to matters that are not historical facts. Forward-looking statements may be identified by the use of words such as “expect,” “intend,” “believe,” “will,” “should” or comparable terminology or by discussions of strategy. While GAIAM believes its assumptions and expectations underlying forward-looking statements are reasonable, there can be no assurance that actual results will not be materially different. Risks and uncertainties that could cause materially different results include, among others, introduction of new products and services, completion and integration of acquisitions, the possibility of negative economic conditions, and other risks and uncertainties included in GAIAM’s filings with the Securities and Exchange Commission. GAIAM assumes no duty to update any forward-looking statements.

Contacts

Steve Thomas	Cody Slach
Chief Financial Officer	Liolios
(303) 222-3782	(949) 574-3860
Steve.Thomas@gaiam.com	GAIA@liolios.com

GAIAM, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	September 30, 2015	December 31, 2014
	(Unaudited)
Assets
Current assets:
Cash	$20,077	$15,772
Accounts receivable, net	22,440	30,266
Inventory, less allowances	16,090	20,154
Other current assets	16,305	11,998
Current assets of discontinued operations	—	582

Total current assets	74,912	78,772
Property and equipment, net	25,940	23,231
Media library, net	8,533	7,691
Goodwill	15,448	15,448
Other intangibles, net	969	823
Other assets	4,681	12,667

Total assets	$130,483	$138,632

Liabilities and Equity
Current liabilities:
Accounts payable	$20,064	$18,837
Accrued liabilities	24,033	20,236

Total current liabilities	44,097	39,073
Total equity	86,386	99,559

Total liabilities and equity	$130,483	$138,632

GAIAM, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended September 30, 2015		Three Months Ended September 30, 2014
Net revenue	$51,300	100.0%	$41,256	100.0%
Cost of goods sold	29,447	57.4%	23,238	56.3%

Gross profit	21,853	42.6%	18,018	43.7%
Selling and operating	14,472	28.2%	17,070	41.4%
Corporate, general and administration	4,072	7.9%	2,801	6.8%
Other general expenses	61	0.1%	71	0.2%

Income (loss) from operations	3,248	6.4%	(1,924)	-4.7%
Interest and other expense, net	(370)	-0.8%	(173)	-0.4%

Income (loss) before income taxes and noncontrolling interest	2,878	5.6%	(2,097)	-5.1%
Income tax expense	447	0.9%	462	1.1%

Net income (loss) from continuing operations	2,431	4.7%	(2,559)	-6.2%
Loss from discontinued operations, net of tax	(10,695)	-20.8%	(82)	-0.2%

Net loss	(8,264)	-16.1%	(2,641)	-6.4%
Net income attributable to the noncontrolling interest	(550)	-1.1%	(385)	-0.9%

Net loss attributable to Gaiam, Inc.	$(8,814)	-17.2%	$(3,026)	-7.3%

Net income (loss) per share attributable to Gaiam, Inc. common shareholders – basic and diluted:
From continuing operations	$0.08		$(0.12)
From discontinued operations	(0.44)		0.00

Net loss per share attributable to Gaiam, Inc.	$(0.36)		$(0.12)

Weighted-average shares outstanding:
Basic	24,517		24,340

Diluted	24,604		24,340

GAIAM, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Q3 YTD 2015		Q3 YTD 2014
Net revenue	$130,084	100.0%	$111,318	100.0%
Cost of goods sold	72,777	55.9%	60,812	54.6%

Gross profit	57,307	44.1%	50,506	45.4%
Selling and operating	45,685	35.2%	48,593	43.7%
Corporate, general and administration	11,086	8.5%	8,763	7.9%
Other general expenses	150	0.1%	707	0.6%

Income (loss) from operations	386	0.3%	(7,557)	-6.8%
Interest and other expense, net	(740)	-0.6%	(108)	-0.1%
Gain on sale of investments	—	0.0%	1,480	1.3%

Loss before income taxes and noncontrolling interest	(354)	-0.3%	(6,185)	-5.6%
Income tax expense	621	0.5%	688	0.6%

Net loss from continuing operations	(975)	-0.8%	(6,873)	-6.2%
Loss from discontinued operations, net of tax	(12,282)	-9.4%	(54)	0.0%

Net loss	(13,257)	-10.2%	(6,927)	-6.2%
Net income attributable to the noncontrolling interest	(566)	-0.4%	(621)	-0.6%

Net loss attributable to Gaiam, Inc.	$(13,823)	-10.6%	$(7,548)	-6.8%

Net loss per share attributable to Gaiam, Inc. common shareholders – basic and diluted:
From continuing operations	$(0.06)		$(0.31)
From discontinued operations	(0.50)		(0.00)

Net loss per share attributable to Gaiam, Inc.	$(0.56)		$(0.31)

Weighted-average shares outstanding:
Basic and diluted	24,507		24,146